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               Opinion of Atlas, Pearlman, Trop & Borkson, P.A.
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                      ATLAS, PEARLMAN, TROP & BORKSON, P.A.
                            200 E. Las Olas Boulevard
                                    Suite 200
                         Fort Lauderdale, Florida 33301

                                  July 7, 1997

Win-Gate Equity Group, Inc.
2782 N.E. Fifth Street
Pompano Beach, FL  33062

      Re:   Win-Gate Equity Group, Inc.

Gentlemen:

      On August 3, 1996, Win-Gate Equity Group, Inc., a Florida corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (No. 333-5188-A), as amended (the "Registration Statement), under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the sale by the Company of up to 100,000 units, at a purchase price of $1.00 per unit, each unit consisting of one (1) share of Common Stock, par value $.001 per share ("Common Stock") and ten (10) warrants, each warrant entitling the holder to purchase one (1) share of Common Stock at an exercise price of $1.20 per share at any time during the five (5) year period commencing on the effective date of the Company's Registration Statement. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

      In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) resolutions of the Board of Directors of the Company authorizing the offering and the issuance of the Common Stock and Warrants, and related matters; (iii) the Registration Statement and the exhibits thereto; and (iv) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

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Win-Gate Equity Group, Inc.
July 7, 1997
Page 2


      Based upon the foregoing, we are of the opinion that the Common Stock and Warrants when issued in accordance with the terms of the Registration Statement will be duly and validly authorized, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use our name under the caption "Legal Matters" in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                 Sincerely,

                                 ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                                 /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A.





























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